Exhibit 99.1

Armstrong World Industries Reports Fourth-Quarter and Full Year 2021 Results

Key Fourth-Quarter Highlights

•
Net sales up 18% versus the prior-year quarter
•
Operating income up 26% and diluted earnings per share up 22% versus the prior-year quarter
•
Adjusted EBITDA up 21% versus the prior-year quarter
•
Issuing 2022 Guidance: Net Sales of +10% to 13%, adjusted EBITDA of +10% to 16% and adjusted Free Cash Flow of +13% to 24% versus the prior year

LANCASTER, Pa., Feb. 22, 2022 -- Armstrong World Industries, Inc. (NYSE:AWI), a leader in the design, innovation and manufacture of commercial and residential ceiling, wall and suspension system solutions, today reported financial results for the fourth quarter and full year of 2021. For the full year 2021, operating income increased 2% versus the prior year and adjusted EBITDA was up 13% versus the prior year as the company continued to execute well despite variable market conditions and complex macro factors.

“We delivered strong results in the fourth quarter that contributed to double-digit growth in full year net sales and EBITDA,” said Vic Grizzle, President and CEO of Armstrong World Industries. “These results were driven by effective execution through an uneven market recovery and the continued strength of our total value proposition. These hallmarks of our company support our ability to more than offset inflationary pressures with our pricing strategies while maintaining investments in longer-term growth opportunities. The investments we've made throughout the pandemic in people, capabilities, new product development and our digital and Healthy Spaces initiatives, give us confidence in our growth outlook for 2022 and beyond.”

Fourth-Quarter Results from Continuing Operations

(Dollar amounts in millions except per-share data)	For the Three Months Ended December 31,
	2021	2020	Change
Net sales	$282.5	$238.7	18.3%
Operating income	$55.5	$44.1	25.9%
Earnings from continuing operations	$41.9	$34.8	20.4%
Diluted earnings per share	$0.88	$0.72	22.2%

Additional Non-GAAP* Measures
Adjusted EBITDA	$88	$73	20.6%
Adjusted net income from continuing operations	$52	$39	33.1%
Adjusted diluted earnings per share	$1.09	$0.81	34.6%

* The Company uses non-GAAP adjusted measures in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods and are useful alternative measures of performance. Reconciliations of the most comparable GAAP measure are found in the tables at the end of this press release. Non-GAAP figures are rounded to the nearest million with the exception of per share data.

Fourth-quarter 2021 consolidated net sales increased 18.3% from prior-year results, driven primarily by favorable Average Unit Value (“AUV”) of $23 million and incremental sales from the acquisitions of Turf, Moz and Arktura in 2020 (“2020 Acquisitions”) of $14 million. Sales volumes for both segments continued to recover compared to prior-year results, although the resurgence of the pandemic in certain markets and global supply chain and labor disruptions have resulted in extended project timelines.

Operating income increased 25.9% from fourth-quarter 2020 results primarily due to positive AUV in the Mineral Fiber segment, the absence of the prior year charitable contribution to the Armstrong World Industries Foundation, the positive margin impact of incremental net sales from the 2020 Acquisitions and favorable WAVE equity earnings. This favorability was partially offset by higher manufacturing costs, the absence of environmental insurance recoveries recorded in the prior period, an increase in acquisition-related costs and intangible asset amortization attributable to the 2020 Acquisitions, the change in fair value related to the 2020 Acquisitions and the return of discretionary spending that we proactively reduced in 2020 in response to the COVID-19 pandemic.

Fourth-Quarter Segment Highlights

Mineral Fiber

(Dollar amounts in millions)	For the Three Months Ended December 31,
	2021	2020	Change
Net sales	$207.2	$183.1	13.2%
Operating income	$60.0	$45.0	33.3%
Adjusted EBITDA*	$77	$66	16.6%

Fourth-quarter 2021 Mineral Fiber net sales increased 13.2% due to a 12% increase in AUV and a 1% increase in sales volumes. AUV performance was driven primarily by increases in like-for-like pricing and favorable channel mix compared to the fourth quarter of 2020.

Fourth-quarter Mineral Fiber operating income increased 33.3% from prior-year results primarily due to a $19 million benefit from favorable AUV, a $10 million impact from the absence of the prior year charitable contribution and a $4 million increase in WAVE equity earnings. This favorability was partially offset by an $8 million increase in manufacturing costs, $7 million of environmental recoveries recorded in the prior year period and $2 million of increased costs related to digital growth initiatives. Further offsetting the favorability was the return of discretionary spending that was reduced in the prior-year period.

Architectural Specialties

(Dollar amounts in millions)	For the Three Months Ended December 31,
	2021	2020	Change
Net sales	$75.3	$55.6	35.4%
Operating (loss) income	$(3.3)	$1.4	Unfavorable
Adjusted EBITDA*	$11	$7	58.3%

Fourth-quarter 2021 net sales in Architectural Specialties increased 35.4% from prior-year results, driven by a $14 million increase from the 2020 Acquisitions and higher organic sales volumes.

The year-over-year decline in operating income was primarily driven by a $12 million increase in expenses, including intangible asset amortization and the change in fair value of contingent consideration, related to the 2020 Acquisitions, which was partially offset by the positive impact of increased sales versus the prior year period.

Unallocated Corporate

The Company reported an Unallocated Corporate operating loss of $1.2 million in the fourth quarter of 2021 compared to a loss of $2.3 million in the prior year period.

Year to Date from Continuing Operations

(Dollar amounts in millions)	For the Year Ended December 31,
	2021	2020	Change
Net sales (as reported)	$1,106.6	$936.9	18.1%
Operating income (as reported)	$260.0	$254.8	2.0%
Adjusted EBITDA*	$372	$330	12.6%

Full year net sales increased 18.1% from prior-year results, driven by a $71 million increase from favorable AUV, a $64 million increase related to the 2020 Acquisitions and increased volumes in both segments as end markets began to recover from the troughs of the COVID-19 pandemic.

Full year operating income increased 2.0% from prior results, driven by favorable AUV, favorable WAVE equity earnings, the benefit of incremental sales from the 2020 Acquisitions, higher volumes in both segments, the absence of the prior year charitable contribution and a benefit related to a Coronavirus Aid, Relief, and Economic Recovery Act Employee Retention Credit. This favorability was partially offset by higher SG&A expenses related to the 2020 Acquisitions, including intangible asset amortization, higher manufacturing costs, an increase in incentive and deferred compensation expenses, the absence of environmental insurance recoveries recorded in 2020, a decrease in cost reimbursements, net of related expenses, earned under an expired transition services agreement with the buyer of our former international operations and an increase in spending related to digital growth initiatives. Further offsetting the favorability is the return of discretionary spending, including travel, compensation, and outside services that we proactively reduced in response to the COVID-19 pandemic. The prior year also benefitted from a $21 million gain related to the sale of fixed and intangible assets. Excluding this gain, operating income increased 11.2% versus the prior year.

Establishing 2022 Outlook

“Our teams did a great job in closing out 2021 and getting us well positioned for 2022,” said Brian MacNeal, AWI CFO. “We carry momentum into the new year and expect incremental growth from our digital, Healthy Spaces and innovation initiatives, supporting our full year guidance of net sales growth of 10% to 13% and adjusted EBITDA growth of 10% to 16% versus the prior year. With our strong balance sheet, we remain committed to our capital allocation priorities of reinvesting into the business, pursuing strategic acquisitions and partnerships and returning cash to shareholders.”

	For the Year Ended December 31, 2022
(Dollar amounts in millions except per-share data)	2021 Actual	Current Guidance			VPY Growth %
Net sales	$1,107	$1,215	to	$1,255	10%	to	13%
Adjusted EBITDA*	$372	$410	to	$430	10%	to	16%
Adjusted diluted earnings per share*	$4.36	$5.00	to	$5.20	15%	to	19%
Adjusted free cash flow*	$190	$215	to	$235	13%	to	24%

Earnings Webcast

Management will host a live internet broadcast beginning at 10:00 a.m. E.T. today, to discuss fourth-quarter and full year 2021 results. This event will be broadcast live on the Company's website. To access the call and accompanying slide presentation, go to www.armstrongworldindustries.com and click Investors. The replay of this event will be available on the Company's website for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release, including without limitation, those relating to future financial results, market conditions and guidance, the impacts of COVID-19 on our business, and in our other public documents and comments, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Form 10-K and 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

COVID-19

The impact of the COVID-19 pandemic on our future consolidated results of operations remains uncertain. In 2020, we experienced a significant decrease in customer demand throughout our business during the second through fourth quarters due to COVID-19. Specifically, we noted delays in construction driven by temporary closures of non-essential businesses, with the most significant impacts in the major metropolitan areas impacted by COVID-19. In response to COVID-19, we temporarily reduced capital expenditures and discretionary spending including compensation, travel and marketing expenses in 2020. Customer demand continued to improve throughout 2021 but remained lower than pre-pandemic levels. We continue to monitor and manage the impact of COVID-19 and its potential impacts to our business, most notably global supply chain and labor disruptions, which have contributed to raw material and transportation cost inflation, in addition to construction activity delays.

About Armstrong and Additional Information

Armstrong World Industries, Inc. (AWI) is a leader in the design and manufacture of innovative commercial and residential ceiling, wall and suspension system solutions in the Americas. With over $1 billion in revenue in 2021, AWI has approximately 2,800 employees and a manufacturing network of 15 facilities, plus six facilities dedicated to its WAVE joint venture.

More details on the Company’s performance can be found in its report on Form 10-K for the year ended December 31, 2021 that the Company expects to file with the SEC today.

Contacts

Investors: Theresa Womble, tlwomble@armstrongceilings.com or (717) 396-6354

Media: Jennifer Johnson, jenniferjohnson@armstrongceilings.com or (866) 321-6677

Reported Financial Highlights

FINANCIAL HIGHLIGHTS

Armstrong World Industries, Inc. and Subsidiaries

(Amounts in millions, except for per-share amounts, quarterly data is unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
Net sales	$282.5	$238.7	$1,106.6	$936.9
Cost of goods sold	180.0	155.9	701.0	603.8
Gross profit	102.5	82.8	405.6	333.1
Selling, general and administrative expenses	60.9	54.4	237.4	163.2
Loss (gain) related to change in fair value of contingent consideration	5.7	0.1	(4.1)	0.1
(Gain) related to sale of fixed and intangible assets	-	-	-	(21.0)
Equity (earnings) from joint venture	(19.6)	(15.8)	(87.7)	(64.0)
Operating income	55.5	44.1	260.0	254.8
Interest expense	5.5	5.4	22.9	24.1
Other non-operating (income) expense, net	(1.3)	(4.4)	(5.6)	357.4
Earnings (loss) from continuing operations before income taxes	51.3	43.1	242.7	(126.7)
Income tax expense (benefit)	9.4	8.3	57.4	(42.6)
Earnings (loss) from continuing operations	41.9	34.8	185.3	(84.1)
Net gain (loss) from discontinued operations	-	(12.0)	(2.1)	(15.0)
Net earnings (loss)	$41.9	$22.8	$183.2	$(99.1)

Diluted earnings (loss) per share of common stock, continuing operations	$0.88	$0.72	$3.86	$(1.76)
Diluted (loss) per share of common stock, discontinued operations	$-	$(0.25)	$(0.04)	$(0.31)

Net earnings (loss) per share of common stock	$0.88	$0.47	$3.82	$(2.07)
Average number of diluted common shares outstanding	47.7	48.1	47.9	47.9

SEGMENT RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(Amounts in millions, quarterly data is unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net Sales
Mineral Fiber	$207.2	$183.1	$818.5	$726.0
Architectural Specialties	75.3	55.6	288.1	210.9
Total net sales	$282.5	$238.7	$1,106.6	$936.9

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Segment operating income (loss)
Mineral Fiber	$60.0	$45.0	$261.2	$218.7
Architectural Specialties	(3.3)	1.4	4.2	22.3
Unallocated Corporate	(1.2)	(2.3)	(5.4)	13.8
Total consolidated operating income	$55.5	$44.1	$260.0	$254.8

Selected Balance Sheet Information

(Amounts in millions)

	December 31, 2021	December 31, 2020
Assets
Current assets	$321.9	$311.8
Property, plant and equipment, net	542.8	529.9
Other noncurrent assets	845.3	876.8
Total assets	$1,710.0	$1,718.5
Liabilities and shareholders’ equity
Current liabilities	$209.6	$172.3
Noncurrent liabilities	980.7	1,095.3
Equity	519.7	450.9
Total liabilities and shareholders’ equity	$1,710.0	$1,718.5

Selected Cash Flow Information

(Amounts in millions)

	For the Year Ended December 31,
	2021	2020
Net earnings (loss)	$183.2	$(99.1)
Other adjustments to reconcile net earnings (loss) to net cash provided by operating activities	26.1	301.6
Changes in operating assets and liabilities, net	(22.1)	16.3
Net cash provided by operating activities	187.2	218.8
Net cash (used for) investing activities	(13.9)	(141.1)
Net cash (used for) provided by financing activities	(212.1)	13.5
Effect of exchange rate changes on cash and cash equivalents	—	0.4
Net (decrease) increase in cash and cash equivalents	(38.8)	91.6
Cash and cash equivalents at beginning of year	136.9	45.3
Cash and cash equivalents at end of period	$98.1	$136.9

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of performance adjusted to exclude the impact of certain discrete expenses and income including adjusted net sales, adjusted EBITDA, adjusted diluted earnings per share (EPS) and adjusted free cash flow. Investors should not consider non-GAAP measures as a substitute for GAAP measures. The Company excludes certain acquisition related expenses (i.e. – changes in the fair value of contingent consideration, deferred compensation accruals, impact of adjustments related to the fair value of inventory and deferred revenue) for recent acquisitions. The deferred compensation accruals are for cash and stock awards that are recorded over each award's respective vesting period, as such payments are subject to the sellers’ and employees’ continued employment with the Company. The Company excludes all acquisition-related intangible amortization from adjusted earnings from continuing operations and in calculations of adjusted diluted earnings per share. Examples of other excluded items include plant closures, restructuring charges and related costs, impairments, separation costs, environmental site expenses and related insurance recoveries, endowment level charitable contributions, and certain other gains and losses. The Company also excludes income/expense from its U.S. Retirement Income Plan (“RIP”) in the non-GAAP results as it represents the actuarial net periodic benefit credit/cost recorded. For all periods presented, the Company was not required and did not make cash contributions to the RIP based on guidelines established by the Pension Benefit Guaranty Corporation, nor does the Company expect to make cash contributions to the plan in 2022. Adjusted free cash flow is defined as cash from operating and investing activities, adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures, environmental site expenses and related insurance recoveries. The Company believes adjusted free cash flow is useful because it provides insight into the amount of cash that the Company generates for discretionary uses, after expenditures for capital investments and adjustments for acquisitions and divestitures. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. The Company also uses adjusted EBITDA and adjusted free cash flow as factors in determining at-risk compensation for senior management. These non-GAAP measures may not be defined and calculated the same as similar measures used by other companies. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

In the following charts, numbers may not sum due to rounding. Non-GAAP figures are rounded to the nearest million and corresponding percentages are rounded to the nearest percent based on unrounded figures.

Consolidated Results from Continuing Operations – Adjusted EBITDA

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
Earnings (Loss) from continuing operations, Reported	$42	$35	$185	$(84)
Add/(Less): Income tax expense (benefit), as reported	9	8	57	(43)
Earnings (Loss) before tax, Reported	$51	$43	$243	$(127)
Add: Interest/other income and expense, net	4	1	17	382
Operating Income, Reported	$56	$44	$260	$255
Add: RIP expense (1)	1	1	5	6
Add: Acquisition-related impacts (2)	9	2	10	3
(Less): Net environmental (recoveries)	-	(7)	-	(6)
(Less): Gain on sale of idled China plant facility	-	-	-	(21)
Add: Charitable contribution - AWI Foundation (3)	-	10	-	10
Operating Income, Adjusted	$65	$50	$275	$246
Add: Depreciation	16	17	63	64
Add: Amortization	6	6	34	21
Adjusted EBITDA	$88	$73	$372	$330

(1) RIP expense represents only the plan service cost that is recorded within Operating Income. For all periods presented, we were not required to and did not make cash contributions to our RIP.

(2) Represents the impact of acquisition-related adjustments for the fair value of acquired inventory and deferred revenue, changes in fair value of contingent consideration, deferred compensation and restricted stock expenses.

(3) Donation to the AWI Foundation.

Mineral Fiber

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
Operating Income, Reported	$60	$45	$261	$219
(Less): Net environmental (recoveries)	-	(7)	-	(6)
Add: Charitable Contribution - AWI Foundation (1)	-	10	-	10
Operating Income, Adjusted	$60	$48	$261	$222
Add: D&A	17	18	70	72
Adjusted EBITDA	$77	$66	$331	$294

(1) Donation to the AWI Foundation.

Architectural Specialties

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
Operating (Loss) Income, Reported	$(3)	$1	$4	$22
Add: Acquisition-related impacts (1)	9	2	10	3
Operating Income, Adjusted	$5	$3	$14	$25
Add: D&A	6	3	27	11
Adjusted EBITDA	$11	$7	$40	$36

(1) Represents the impact of acquisition-related adjustments for the fair value of acquired inventory and deferred revenue, changes in fair value of contingent consideration, deferred compensation and restricted stock expenses.

Unallocated Corporate

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
Operating (Loss) Income, Reported	$(1)	$(2)	$(5)	$14
Add: RIP expense (1)	1	1	5	6
(Less): Gain on sale of idled China plant facility	-	-	-	(21)
Operating (Loss), Adjusted	-	(1)	(1)	(1)
Add: D&A	-	1	1	1
Adjusted EBITDA	$-	$-	$-	$-

(1) RIP expense represents only the plan service cost that is recorded within Operating Income. For all periods presented, we were not required to and did not make cash contributions to our RIP.

Adjusted Free Cash Flow

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
Net cash provided by operating activities	$49	$70	$187	$219
Net cash provided by (used for) investing activities	(9)	(89)	(14)	(141)
Net cash provided by operating and investing activities	$41	$(19)	$173	$78
Add: Acquisitions, net	-	90	1	165
(Less)/Add: Payments (proceeds) related to sale of international, net (1)	-	1	12	(20)
(Less): Net environmental (recoveries)	(1)	(12)	(1)	(12)
Add: Net Payments to WAVE for portion of proceeds from sale of international business	-	-	-	13
Add: Arktura deferred compensation (2)	5	-	5	-
Add: Charitable contribution - AWI Foundation (3)	-	10	-	10
(Less): Proceeds from sale of idled China plant facility	-	(2)	-	(22)
Adjusted Free Cash Flow	$45	$68	$190	$212

(1) Amounts for the three and twelve months ended December 31, 2020 include related income tax impacts.

(2) Contingent compensation payments related to the acquisition.

(3) Donation to the AWI Foundation.

Consolidated Results from Continuing Operations – Adjusted Diluted Earnings Per Share

	For the Three Months Ended December 31,				For the Year Ended December 31,
	2021		2020		2021		2020
	Total	Per Diluted Share	Total	Per Diluted Share	Total	Per Diluted Share	Total	Per Diluted Share
Earnings (Loss) from continuing operations, As Reported	$42	$0.88	$35	$0.72	$185	$3.86	$(84)	$(1.76)
Add/(Less): Income tax expense (benefit), as reported	$9		$8		57		(43)
Earnings (Loss) from continuing operations before income taxes, As Reported	$51		$43		$243		$(127)
(Less)/Add: RIP (credit) expense (1)	-		(2)		-		368
Add: Acquisition-related impacts (2)	9		2		10		3
Add: Acquisition-related amortization (3)	4		2		21		7
(Less): Net environmental (recoveries)	-		(7)		-		(6)
(Less): Gain on sale of idled China plant facility	-		-		-		(21)
Add: Accelerated Depreciation from closed facility	-		-		-		3
Add: Charitable contribution - AWI Foundation (4)	-		10		-		10
Adjusted earnings from continuing operations before income taxes	$64		$48		$274		$236
(Less): Adjusted income tax expense (5)	$(12)		(9)		(65)		(56)
Adjusted net income from continuing operations	$52	$1.09	$39	$0.81	$209	$4.36	$180	$3.74
Adjusted EPS change versus Prior Year		35%				17%

Diluted Shares Outstanding (6)		47.7		48.1		47.9		48.2
Adjusted Tax Rate (7)		18%		19%		24%		24%

(1) RIP (credit) expense represents the entire actuarial net periodic pension (credit) expense recorded as a component of earnings from continuing operations. For all periods presented, we were not required to and did not make cash contributions to our RIP.

(2) Represents the impact of acquisition-related adjustments for the fair value of acquired inventory and deferred revenue, changes in fair value of contingent consideration, deferred compensation and restricted stock expenses.

(3) Represents the intangible amortization related to acquired entities, including customer relationships, developed technology, software, trademarks and brand names, non-compete agreements and other intangibles.

(4) Donation to the AWI Foundation

(5) Adjusted income tax expense is calculated using the adjusted tax rate multiplied by the adjusted earnings from continuing operations before income taxes.

(6) Dilutive shares are as-reported. 2020 dilutive shares outstanding for the twelve months ended December 31, 2020 include anti-dilutive common stock equivalents which are excluded from U.S. GAAP.

(7) The tax rate for the three and twelve months ended December 31, 2020 excludes the impact of our first quarter 2020 pension annuitization and the gain on the sale of our idled China facility.

Adjusted EBITDA Guidance

	For the Year Ending December 31, 2022
	Low		High
Net income	$232	to	$241
Add: Interest expense	22		26
(Less): RIP credit (1)	(5)		(5)
Add: Income Tax Expense	76		79
Operating income	$325	to	$340
Add: RIP expense (2)	5		5
Add: Depreciation	65		68
Add: Amortization	16		17
Adjusted EBITDA	$410	to	$430

(1) RIP credit represents the actuarial net periodic benefit expected to be recorded as a component of other non-operating income. We do not expect to and do not plan to make cash contributions to our RIP in 2022 based on guidelines established by the Pension Benefit Guaranty Corporation.

(2) RIP expense represents only the plan service cost that is recorded within Operating Income. For all periods presented, we were not required and did not make cash contributions to our RIP.

Adjusted Diluted Earnings Per Share (EPS) Guidance

	For the Year Ending December 31, 2022
	Low	Per Diluted Share(1)		High	Per Diluted Share(1)
Net income	$232	$4.87	to	$241	$5.05
Add: Interest expense	22			26
(Less): RIP credit (2)	(5)			(5)
Add: Income tax expense	76			79
Operating income	$325		to	$340
Add: RIP expense (3)	5			5
(Less): Interest expense	(22)			(26)
Add: Acquisition related amortization (4)	8			8
Adjusted earnings before income taxes	$316		to	$328
(Less): Income tax expense (5)	(79)			(82)
Adjusted net income	$237	$5.00	to	$246	$5.20

(1) Adjusted EPS guidance for 2022 is calculated based on an adjusted effective tax rate of 25% and based on ~47.7 million of diluted shares outstanding.

(2) RIP credit represents the actuarial net periodic benefit expected to be recorded as a component of other non-operating income. We do not expect to be required to make, nor do we plan to make cash contributions to our RIP based on guidelines established by the Pension Benefit Guaranty Corporation.

(3) RIP expense represents only the plan service cost related to the U.S. pension plan and is recorded as a component of operating income. We do not expect to be required to make, nor do we plan to make cash contributions to our RIP based on guidelines established by the Pension Benefit Guaranty Corporation.

(4) Represents the intangible amortization related to acquired entities, including customer relationships, developed technology, software, trademarks and brand names, non-compete agreements and other intangibles.

(5) Adjusted income tax expense is based on adjusted earnings before income tax.

Adjusted Free Cash Flow Guidance

	For the Year Ending December 31, 2022
	Low		High
Net cash provided by operating activities	$210	to	$230
Add: Return of investment from joint venture	95		105
Adjusted net cash provided by operating activities	$305	to	$335
Less: Capital expenditures	(90)		(100)
Adjusted Free Cash Flow	$215	to	$235